Exhibit 23.1

Consent of Independent Accountants

We consent to the reference to our firm under the caption "Experts" and to the incorporation by reference of our report dated September 3, 2003, except for Note 12 as to which the date is September 24, 2003, on our audits of the consolidated financial statements of Decorize, Inc. as of June 30, 2003 and 2002 and for the years then ended included in the annual report (Form 10-KSB/A) for the year ended June 30, 2003 in this Registration Statement (Form S-3) and related Prospectus of Decorize, Inc. for the registration of 500,000 shares of its common stock.

/s/ BKD, LLP

Springfield, Missouri
June 23, 2004